SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8‑K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT - December 21, 2015
(Date of Earliest Event Reported)

AK STEEL HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Commission File No. 1-13696

Delaware	31-1401455
(State of Incorporation)	(I.R.S. Employer Identification No.)

9227 Centre Pointe Drive West Chester, OH	45069
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (513) 425-5000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)    On December 21, 2015, the Board of Directors (the “Board”) of AK Steel Holding Corporation (the “Company”) expanded its number of authorized directors from twelve to thirteen and elected Mr. Gregory B. Kenny as a director of the Company, both effective as of January 1, 2016.

Mr. Kenny currently serves as an advisor to the Chief Executive Officer and the Board of Directors of General Cable Corporation. He retired as President and Chief Executive Officer of General Cable on June 30, 2015, having served in those capacities since August 2001. Mr. Kenny had also served as a member of the Board of Directors of General Cable since 1997. Prior to that, he was President and Chief Operating Officer of General Cable from May 1999 to August 2001. From March 1997 to May 1999, he served as Executive Vice President and Chief Operating Officer of General Cable. Mr. Kenny also previously held executive level positions at Penn Central Corporation and began his career as a Foreign Service officer with the United States Department of State. Mr. Kenny currently serves as Independent Lead Director of the board of Cardinal Health Incorporated and as a member of the board of Ingredion Incorporated.

Mr. Kenny will be compensated in accordance with the Company’s standard compensation policies and practices for the Board, the components of which were disclosed in the Company’s Proxy Statement for its 2015 Annual Meeting of Stockholders dated April 13, 2015. In connection with his election to the Board, Mr. Kenny also will be granted RSUs on January 4, 2016. The number of the RSUs will be determined based upon the value of the Company’s stock as of that date and will be in an amount equivalent to $30,000.

Mr. Kenny has not yet been appointed to any committees of the Board.

On December 22, 2015, the Company issued a press release announcing the election of Mr. Kenny, a copy of which is attached hereto as Exhibit 99.1, and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

	(d)	Exhibit:

		99.1	Press Release issued on December 22, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AK STEEL HOLDING CORPORATION

By:	/s/ Joseph C. Alter
Joseph C. Alter
Corporate Secretary

Dated: December 22, 2015

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued on December 22, 2015